Fushi Copperweld Announces 2011 Fourth Quarter and Full Year Results

BEIJING, March 8, 2012 /PRNewswire-Asia-FirstCall/ -- Fushi Copperweld, Inc. (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced financial results for the fourth quarter and full year periods ended December 31, 2011.

Fourth Quarter 2011 Results

•	Revenues were $68.2 million compared to $69.9 million in the year ago period;
•	Gross profit was $16.8 million, or 24.7% of revenues compared to $22.2 million, or 31.8% of revenues, in the year ago period;
•	Income from operating activities was $9.4 million, or 13.8% of revenues compared to $16.0 million, or 22.8% of revenues, in the year ago period;
•	Net cash generated by operating activities of $31.4 million, compared to $28.2 million net cash generated by operating activities in the fourth quarter of 2010; and
•	Cash position at quarter end remains strong at $200.5 million.

Joe Longever, co-Chief Executive Officer of Fushi Copperweld, commented, “The fourth quarter saw a continuation of the challenging market conditions that affected our business in the third quarter. Reacting to macroeconomic factors, some of our customers continued to reduce or delay their orders, which decreased sales volumes, particularly in the U.S., and, combined with the effects of changes in raw material prices, reduced our margins. Despite the difficult environment, we continued to make solid progress in the execution of our global strategy. The ramp-up of our new facility in Belgium is proceeding as planned. We expect to be in a position to generate sales of tubing, CCA and CCS products from this facility in early-2012 as anticipated, and we have received strong feedback from current and potential customers in the market about our enhanced regional presence.”

Revenues in the fourth quarter of 2011 were $68.2 million, a slight decrease from $69.9 million in the prior year quarter, as softer sales volumes more than offset higher average selling prices.

Gross profit in the fourth quarter was $16.8 million compared to $22.2 million last year. Gross margin decreased to 24.7% from 31.8% in the same period last year. Gross margin for the Company’s Dalian cladding facility was 30.9% compared to 38.3% in the prior year period, while gross margin for the Company's Fayetteville, TN facility was -0.1% in the fourth quarter of 2011, compared to 11.5% in the fourth quarter of 2010.

Operating expenses in the fourth quarter of 2011 increased to $7.4 million compared to $6.2 million in the prior year's quarter, primarily as a result of the Company’s continued investment in its future growth strategy and increased expenses including higher audit and professional service fees, and advisor fees related to the ongoing privatization proposal. Operating expenses for the quarter also included incremental costs of approximately $0.9 million from the start up of the Company’s Belgium facility. The Company has restarted the copper tubing production and begun the process of stocking CCA and CCS product inventory at this facility. Although the Company expects its Belgium operations to exit 2012 at a profitable run-rate, its contributions will be slightly dilutive to earnings in 2012. As a percentage of revenue, operating expenses increased to 10.9% from 8.9% in the fourth quarter of 2010.

The Company’s effective income tax rate in the fourth quarter of 2011 was 39.4% compared to 115.7% a year ago. As previously announced, the Company’s results for the 2010 fourth quarter included a non-cash adjustment of $15.4 million, or $0.40 per diluted share, relating to the adjustment of the beginning-of-the-period balance of a valuation allowance of U.S. Entities (Parent and Copperweld Bimetallics, LLC).

Net income in the fourth quarter was $5.6 million, or $0.15 per diluted share, compared to a net loss of $2.4 million, or $0.06 per diluted share, for the 2010 fourth quarter.

The number of fully diluted shares increased slightly in the fourth quarter of 2011 to 38.3 million from 38.1 million a year ago.

During the three months ended December 31, 2011, the Company generated net cash from operations of $31.4 million, compared $28.2 million in the comparable period in 2010.

Full Year 2011 Results

For the 2011 full-year period, revenues increased 8.5% to $287.4 million from $265.0 million in the year ago period. Metric tons shipped in fiscal year 2011 decreased 2.9% to 37,492 metric tons compared to 38,607 metric tons in 2010.

Gross profit in 2011 was $75.0 million, or 26.1% of revenue, compared to $79.3 million, or 29.9% of revenue, in fiscal year 2010.

Operating expenses in 2011 were $26.0 million, compared to $21.2 million in fiscal year 2010. On a percentage basis, operating expenses increased to 9.0% of revenues from 8.0% for fiscal year 2010. The increase is primarily due to the higher audit and professional service fees, advisor fees related to the going private transaction and approximately $0.9 million in expenses during the start-up period of the Company’s Belgium facility. Operating income for 2011 was $49.0 million, or 17.0% of revenues, compared to $58.0 million, or 21.9% of revenues, in 2010.

The Company’s effective income tax rate for 2011 was 32.5% compared to 42.1% in 2010 and somewhat higher than its previous expectation of 31.0%. The decrease in effective income tax rate in 2011 compared to 2010 was primarily due to the effect of the adjustment of valuation allowance in 2010 as mentioned above.

Net income for the 2011 full-year period was $32.0 million, or $0.84 per diluted share. This compares to net income of $31.9 million, or $0.86 per diluted share, in 2010.

In the year ended December 31, 2011, net cash generated from operations was $72.0 million, compared to $51.4 million in the year ago period.

As of December 31, 2011, the Company’s cash position was $200.5 million, an increase of 63.0% from $123.0 million as of December 31, 2010. Accounts receivable at December 31, 2011 were $64.0 million, compared to $65.8 million at December 31, 2010. Long-term debt totaled $7.6 million as of December 31, 2011, compared to $5.7 million at December 31, 2010.

Mr. Longever concluded, “Looking ahead to 2012, macroeconomic conditions remain uncertain and we expect this will continue to weigh on our customers’ purchasing decisions, creating headwinds for our business across the markets we serve. Nevertheless, we remain confident in the long-term demand drivers for our products, and expect to see incremental sales in Europe as we ramp up our new capacity and broaden our sales network there. We continue to operate from a solid financial position, and remain committed to utilizing our strong cash flows and balance sheet to take advantage of opportunities in the current marketplace and position ourselves for success when the cycle turns upward.”

Outlook

Based on fourth quarter performance and current business conditions, Fushi Copperweld currently expects 2012 fully diluted earnings per share of between $0.76 and $0.86 based on an estimated weighted average diluted share count of 38.3 million shares, and an effective tax rate of 31.5%. The first fiscal quarter is typically the Company's weakest quarter due to the timing of the Chinese New Year, during which the Company's operating facilities in China are closed for two weeks. The Company expects profitability in subsequent quarters to improve over the first quarter due to higher revenues with the absence of the Chinese New Year and increased traction from business development and certification efforts.

Conference Call

The Company will conduct a conference call to discuss the fourth quarter and full year 2011 results today, Thursday, March 8, 2012, at 4:30 pm ET. To participate, the conference call may be directly accessed from the U.S. and Canada at 1-866-226-1793 and accessed internationally at 1-416-340-2218. A live webcast of the conference call will also be available at http://bit.ly/eventFSIN. A replay of the call will be available at www.fushicopperweld.com on the Investor Relations section.

About Fushi Copperweld

Fushi Copperweld Inc., principally through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd., and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications. With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is the preferred choice for bimetallic products worldwide.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Investors

Jolin Qiao, Investor Relations Officer — Fushi Copperweld Inc.

Phone +1.931.433.0482 — E-mail: ir@fushicopperweld.com

Web: www.fushicopperweld.com

 FUSHI COPPERWELD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

	Three-Month Period Ended December 31,		Twelve-Month Period Ended December 31,
	2011	2010	2011	2010
	USD	USD	USD	USD

Revenues	68,230,485	69,909,759	287,389,251	264,972,400
Cost of revenues	51,385,191	47,698,109	212,433,141	185,684,859
Gross profit	16,845,294	22,211,650	74,956,110	79,287,541
Operating expense:
Selling expenses	1,540,078	1,719,285	5,059,143	5,793,565
General and administrative expenses	5,863,288	4,527,254	20,898,944	15,451,132
Total operating expense	7,403,366	6,246,539	25,958,087	21,244,697
Income from operations	9,441,928	15,965,111	48,998,023	58,042,844
Other income (expense):
Interest income	231,570	221,172	895,346	811,408
Interest expense	(108,812)	(206,226)	(449,094)	(903,593)
Gain on cross-currency interest swap derivative	-	-	-	128,861
Loss on extinguishment of HY Notes	-	-	-	(2,395,778)
Foreign currency exchange losses, net	(258,436)	(428,620)	(1,935,558)	(623,065)
Total other expense	(135,678)	(413,674)	(1,489,306)	(2,982,167)
Income before income taxes	9,306,250	15,551,437	47,508,717	55,060,677
Income tax expense	(3,670,195)	(17,995,723)	(15,463,667)	(23,192,910)
Net income	5,636,055	(2,444,286)	32,045,050	31,867,767

Other comprehensive income:
Foreign currency translation adjustment, net of nil income taxes	5,126,828	4,692,365	17,981,094	10,891,105
Comprehensive income	10,762,883	2,248,079	50,026,144	42,758,872
Earnings per share:
Basic	0.15	(0.06)	0.84	0.86
Diluted	0.15	(0.06)	0.84	0.85

FUSHI COPPERWELD, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2011 and 2010

	Dec-31
	2011	2010
	USD	USD
ASSETS
Current assets:
Cash	200,451,902	123,000,338
Accounts receivable, net of allowance for doubtful accounts	63,978,861	65,765,722
Inventories	10,695,123	16,143,922
Advances to suppliers	6,793,904	15,022,976
Prepaid expenses and other current assets	1,332,204	743,206
Total current assets	283,251,994	220,676,164
Property, plant and equipment, net	117,405,523	124,177,512
Intangible assets, net	431,441	577,587
Land use rights	13,321,796	13,089,733
Deposits for land use right	10,090,621	9,623,181
Goodwill	1,812,068	1,669,789
Other non-current assets	491,380	443,397
Total assets	426,804,823	370,257,363
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term loan	650,000	650,000
Accounts payable	3,802,155	3,241,428
Amounts due to a related party	2,000,000	-
Accrued expenses and other current liabilities	15,880,176	15,542,111
Total current liabilities	22,332,331	19,433,539
Long-term loans	7,632,100	5,687,500
Deferred income tax liabilities	672,943	669,540
Other non-current liabilities	-	65,057
Total liabilities	30,637,374	25,855,636
Shareholders’ equity:
Common stock, $0.006 par value, 100,000,000 shares authorized; 38,240,438 and 38,099,138 shares issued and outstanding as of December 31, 2011 and 2010, respectively	229,444	228,596
Additional paid-in capital	169,335,522	167,596,792
Retained earnings	172,507,890	140,462,840
Accumulated other comprehensive income	54,094,593	36,113,499
Total shareholders’ equity	396,167,449	344,401,727
Commitments and contingencies
Total liabilities and shareholders' equity	426,804,823	370,257,363

FUSHI COPPERWELD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2011 and 2010

	Year Ended December 31,
	2011	2010
	USD	USD
Cash flows from operating activities:
Net income	32,045,050	31,867,767
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (reversal of) bad debt allowance	26,176	(485,781)
Write-down of inventories	41,489	276,898
Depreciation and amortization	13,783,833	12,446,645
Loss (gain) on disposal of long-lived assets	(13,910)	294,595
Amortization of debt issuance cost	-	255,673
Deferred income tax expenses (benefit)	(51,937)	14,283,528
Share-based compensation expense	838,031	933,865
Unrealized foreign currency exchange loss (gain), net	1,882,544	692,704
Shareholder’s contribution	278,505	-
Unrealized loss (gain) on cross-currency interest swap derivative	-	(882,527)
Loss on extinguishment of HY Notes	-	2,395,778
Change in operating assets and liabilities, net of effect of acquisitions of Jinchuan and Hongtai:
Accounts receivable	4,583,079	7,839,294
Inventories	5,687,935	(3,862,514)
Advances to suppliers	8,724,797	(5,378,045)
Prepaid expenses and other current assets	(609,296)	422,085
Accounts payable	514,363	(4,022,618)
Accrued expenses and other current liabilities	4,317,133	(5,695,936)
Net cash provided by operating activities	72,047,792	51,381,411
Cash flows from investing activities:
Payments for acquisitions of Jinchuan and Hongtai	-	(6,375,000)
Cash acquired from acquisition of Jinchuan and Hongtai	-	901,442
Proceeds from disposal of equipment	15,999	255,260
Purchase of land use rights	-	(9,480,129)
Purchase of property, plant and equipment	(1,418,716)	(2,679,246)
Net cash used in investing activities	(1,402,717)	(17,377,673)
Cash flows from financing activities:
Contingent consideration paid for acquisition of Jinchuan	(4,819,107)	-
Proceeds from interest-free loans provided by Mr. Li Fu	2,000,000	23,000,000
Repayment of interest-free loans provided by Mr. Li Fu	-	(23,000,000)
Repayment of borrowings from revolving line of credit	-	(4,033,783)
Proceeds from long-term loans	2,691,800	6,500,000
Repayment of long-term bank loans	(650,000)	(162,500)
Repayment of notes payable	-	(35,600,000)
Proceeds from issuance of common stock and warrants	623,042	62,010,759
Transaction costs paid in connection with issuance of common stock	-	(3,438,550)
Net cash provided by (used in) financing activities	(154,265)	25,275,926
Effect of foreign currency exchange rate changes on cash	6,960,754	3,122,825
Net increase (decrease) in cash	77,451,564	62,402,489
Cash at beginning of year	123,000,338	60,597,849
Cash at end of year	200,451,902	123,000,338